Exhibit 99.1

Contacts:
Don Klink	Scott Brittain
Chief Financial Officer	Corporate Communications, Inc.
(630) 296-3400	(615) 324-7308
investorrelations@addus.com	scott.brittain@cci-ir.com

ADDUS HOMECARE ANNOUNCES EXPECTATIONS FOR THIRD QUARTER 2015

Downers Grove, Illinois (October 22, 2015) – Addus HomeCare Corporation (NASDAQ: ADUS), a comprehensive provider of home and community-based services that are primarily provided in the home and focused on the dual eligible population, today announced its earnings expectations for the third quarter ended September 30, 2015. The Company plans to issue its full financial results for the third quarter on November 2, 2015, after the close of the market.

For the third quarter, Addus expects net service revenues to be approximately $84.3 million, an increase of 3.2% from $81.7 million for the third quarter of 2014. Net income per diluted share is expected to be in a range of $0.25 to $0.26 compared with $0.29 for the third quarter last year. Net income per diluted share for the third quarter of 2015 includes costs of $0.01 per share related to the previously announced exit of certain underperforming locations during the third quarter and an expected benefit of $0.02 per share from a lower effective tax rate due to credits related to 2014 submissions under the Worker Opportunity Tax Credit regulation. These expectations are subject to normal quarter-end closing procedures.

The Company’s financial results for the third quarter of 2015 were negatively affected by sluggish revenues at its two latest acquisitions and some of its other locations. Revenue growth reflected the ongoing slow pace of transition by states of their dual eligible populations to managed care organizations. Our gross profit margin increased to 27.9%, primarily due to the positive impact of improved workers compensation experience. General and administrative spending increased, including costs for consultants, labor, and technology related to the continuing implementation of the Company’s new human resources and payroll information system (HRIS), as well as costs associated with Sarbanes-Oxley compliance efforts. Increased spending also included other operating expenses that, in aggregate, contributed meaningfully to higher net G&A spending.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, commented, “While disappointed with our results for the quarter, we remain positive about our position in the market and our ability to take advantage of the opportunities it presents. We have undertaken steps to lower our costs and to improve revenue generation, especially in any under-performing locations. We are pleased that our Illinois business met our revenue expectations for the third quarter. Our New York acquisition is on plan to close by year end, and our acquisition pipeline includes numerous opportunities for strategic expansion.

“Addus is the pure-play leader in an industry with compelling dynamics related to demographics, the regulatory and reimbursement environments, opportunities for efficiency enhancing technology investments, and rising consolidation pressures. Even as we have differentiated Addus in our pursuit of organic and acquisition growth opportunities, we have maintained a strong financial position, with $14.9 million in cash at the end of the third quarter of 2015, no bank debt and $40 million of availability under our revolving credit facility. We remain confident of the Company’s ability to achieve long-term profitable growth and increased stockholder value.”

The preliminary results included in this press release could differ materially from the final results that will be reported on or about November 2, 2015 for the third quarter of 2015. The expected results presented in this release are preliminary, and are subject to regular closing processes that could result in significant adjustments.

-MORE-

ADUS Announces Earnings Expectations for the Third Quarter of 2015

October 22, 2015

Conference Call

Addus will host a conference call on Friday, October 23, 2015, beginning at 8:30 a.m. Eastern time. The toll-free dial-in number is (877) 930-8289 (international dial-in number is (253) 336-8714), pass code 66270139. A telephonic replay of the conference call will be available through midnight on November 6, 2015, by dialing (855) 859-2056 (international dial-in number is (404) 537-3406) and entering pass code 66270139. The purpose of the conference call will be to discuss matters related to information set forth in this press release and other matters related to the Company’s operating and financial condition.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our expectations with respect to our third quarter financial results, and also may be identified by words such as “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including adjustments resulting from the completion of quarter-end closing procedures. the consummation and integration of acquisitions, anticipated transition to managed care providers, our ability to successfully execute our growth strategy, expected benefits and costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, estimation inaccuracies in future revenues, margins, earnings and growth, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015, which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus

Addus is a comprehensive provider of home and community-based services that are primarily provided in the home and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, managed care organizations, commercial insurers and private individuals. For more information, please visit www.addus.com.

-END-